Exhibit 15.1

Raymond Chabot Grant Thornton

Raymond Chabot Grant Thornton
S.E.N.C.R.L.
Bureau 2000
Tour de la Banque Nationale
600, rue De La Gauchetière Ouest
Montréal (Québec) H3B 4L8
Téléphone / Telephone : (514) 878-2691
Télécopieur / Facsimile : (514) 878-2127
www.rcgt.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Comamtech Inc.

We have issued our independent auditor’s report dated March 29, 2011, with respect to the consolidated financial statements included in the Annual Report of Comamtech Inc. on Form 20-F for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Comamtech Inc. on Form S-8 (File No. 333-102792) and Form F-3 (File No. 333-117794).

s/s Raymond Chabot Grant Thornton
Chartered Accountants
Montreal, Canada
March 31, 2011